Exhibit 99.1

BreitBurn Energy Partners L.P. Reports Record Third Quarter Results and

Announces Conversion to Monthly Distribution Payment Policy

LOS ANGELES, November 6, 2013 -- BreitBurn Energy Partners L.P. (the “Partnership”) (NASDAQ:BBEP) today announced record financial and operating results for the third quarter of 2013 and conversion to a monthly distribution payment policy beginning in January 2014.

Selected Results for the Quarter Included the Following:

-	Increased total net production to a quarterly record high of 3.1 MMBoe, which represented a 43% increase from the third quarter of 2012.
-	Increased liquids production to a quarterly record high of 1.9 MMBoe, which represented a 94% increase from the third quarter of 2012.
-	Increased Adjusted EBITDA, a non-GAAP financial measure, to a quarterly record high of $112.1 million, which represented a 46% increase from the third quarter of 2012.
-	Drilled 54 wells and completed 19 workovers, which in total added incremental net initial production of approximately 2,730 Boe/day.
-	Declared a cash distribution for the third quarter of 2013 of $0.4875 per unit, or $1.95 per unit on an annualized basis, on October 30, 2013, which represented a 4.8% increase from the third quarter of 2012. The distribution will be paid on November 14, 2013 to unitholders of record on November 11, 2013.
-	Completed acquisitions of oil and gas properties and associated midstream assets in the Oklahoma Panhandle and New Mexico in July 2013 for approximately $864 million, subject to customary purchase price adjustments.
-	Increased distributable cash flow, a non-GAAP financial measure, to $64.6 million, which represented a 47% increase from the third quarter of 2012. Distributable cash flow per common unit increased to $0.64, which represented a 20% increase from the third quarter of 2012.
-	Reported distribution coverage ratio of 1.3x for the third quarter of 2013.

Management Commentary

Halbert Washburn, CEO, said: “We delivered another solid quarter with record production and Adjusted EBITDA. The strong performance this quarter positions us to deliver on the second half 2013 guidance we announced in June. As expected, we significantly increased liquids production with the addition of our recently acquired assets in Oklahoma and New Mexico and the continued success of our 2013 capital program. Oil and natural gas liquids accounted for 61% of total net production in the quarter, up from approximately 45% of total net production one year ago. We are also pleased to announce that beginning in January of 2014, we will commence paying distributions on a monthly rather than quarterly basis. This change is designed to more efficiently return capital to investors and satisfy growing demand for investment options paying monthly distributions. We believe that being responsive to our investors is an important part of our business.”

Conversion to Monthly Distribution Payment Policy, Beginning January 2014

The Board of Directors has approved a change in the Partnership’s distribution payment policy from a quarterly payment schedule to a monthly payment schedule beginning with the distributions relating to the fourth quarter of 2013. The payment of monthly distributions is expected to commence in January 2014.

Subject to declaration by the Board of Directors, the table below illustrates the expected monthly payment schedule for the distributions relating to the fourth quarter of 2013, which will be paid during the first quarter of 2014. We expect payment of distributions to continue on a similar schedule in the future.

Record Date	Payment Date

January 13, 2014	January 16, 2014
February 10, 2014	February 14, 2014
March 10, 2014	March 14, 2014

Third Quarter 2013 Operating and Financial Results Compared to Second Quarter 2013

-	Total production increased to a record quarterly high of 3,098 MBoe in the third quarter of 2013, up from 2,453 MBoe in the second quarter of 2013. Average daily production was 33.7 MBoe/day in the third quarter of 2013 compared to 27.0 MBoe/day in the second quarter of 2013.
o	Oil and NGL production was 1,888 MBoe compared to 1,287 MBoe in the second quarter of 2013.
o	Natural gas production was 7,258 MMcf compared to 6,994 MMcf in the second quarter of 2013.
-	Adjusted EBITDA, a non-GAAP financial measure, was $112.1 million in the third quarter of 2013 compared to $84.8 million in the second quarter of 2013. The increase was due to higher crude oil and natural gas production from the Oklahoma properties acquired in July, increased production from our 2013 capital program, and higher overall realized crude oil prices, partially offset by lower realized natural gas prices.
-	Pre-tax lease operating expenses, which include district expenses, processing fees and transportation costs, were $18.96 per Boe in the third quarter of 2013 compared to $19.79 per Boe in the second quarter of 2013.
-	General and administrative expenses, excluding non-cash unit-based compensation, were $3.62 per Boe in the third quarter of 2013 compared to $3.56 per Boe in the second quarter of 2013.
-	Oil, NGL, and natural gas sales revenues were $197.4 million in the third quarter of 2013, up from $149.3 million in the second quarter of 2013, primarily reflecting higher crude oil and natural gas sales volumes and higher realized crude oil prices, partially offset by lower realized natural gas prices.
-	Losses on commodity derivative instruments were $54.8 million in the third quarter of 2013 compared to gains of $67.0 million in the second quarter of 2013, which primarily reflected an increase in crude oil futures prices during the third quarter of 2013. Derivative instrument settlement payments were $6.3 million in the third quarter of 2013 compared to settlement receipts of $4.8 million in the second quarter of 2013.
-	NYMEX WTI crude oil spot prices averaged $105.83 per barrel and Brent crude oil spot prices averaged $110.23 per barrel in the third quarter of 2013 compared to $94.05 per barrel and $102.57 per barrel, respectively, in the second quarter of 2013. Henry Hub natural gas spot prices averaged $3.56 per Mcf in the third quarter of 2013 compared to $4.02 per Mcf in the second quarter of 2013.
-	Realized crude oil and NGL prices, excluding the effects of commodity derivative settlements, averaged $93.73 per Boe and realized natural gas prices, excluding the effects of commodity instruments, averaged $3.69 per Mcf in the third quarter of 2013, compared to $87.82 per Boe and $4.22 per Mcf, respectively, in the second quarter of 2013.
-	Net loss attributable to the Partnership, including the effect of derivative instruments, was $25.0 million, or $0.25 per diluted common unit, in the third quarter of 2013, compared to a net income of $76.4 million, or $0.75 per diluted common unit, in the second quarter of 2013.
-	Oil and gas capital expenditures totaled $87 million in the third quarter of 2013 compared to $65 million in the second quarter of 2013.
-	Distributable cash flow, a non-GAAP financial measure, was $64.6 million in the third quarter of 2013 compared to $48.2 million in the second quarter of 2013. Distributable cash flow per common unit was $0.64 in the third quarter of 2013 compared to $0.48 in the second quarter of 2013.

Impact of Derivative Instruments

The Partnership uses commodity derivative instruments to mitigate the risks associated with commodity price volatility and to help maintain cash flows for operating activities, acquisitions, capital expenditures and distributions. The Partnership does not enter into derivative instruments for speculative trading purposes. Because the Partnership does not use hedge accounting to account for its derivative instruments, changes in the fair value of derivative instruments are recorded in earnings each reporting period. These non-cash changes in the fair value of derivatives do not affect Adjusted EBITDA, cash flow from operations, distributable cash flow or the Partnership’s ability to pay cash distributions for the reporting periods presented.

Total losses from commodity derivative instruments were approximately $54.8 million for the third quarter of 2013, which include $6.3 million net payments for contracts that settled during the period.

Production, Statement of Operations, and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended September 30, 2013 and 2012, and the three months ended June 30, 2013:

	Three Months Ended
	September 30,	June 30,	September 30,
Thousands of dollars, except as indicated	2013	2013	2012
Oil and NGL sales	$170,597	$119,805	$90,036
Natural gas sales	26,816	29,481	21,664
Oil, natural gas and NGL sales (a)	$197,413	$149,286	$111,700
(Loss) gain on commodity derivatives instruments	(54,765)	66,993	(69,418)
Other revenues, net	737	702	796
Total revenues	$143,385	$216,981	$43,078
Lease operating expenses and processing fees	$58,731	$48,544	$40,325
Production and property taxes	14,476	11,066	8,574
Total lease operating expenses	$73,207	$59,610	$48,899
Purchases and other operating costs	226	337	293
Change in inventory	(4,931)	1,287	856
Total operating costs	$68,502	$61,234	$50,048
Lease operating expenses, pre taxes, per Boe (b)	$18.96	$19.79	$18.62
Production and property taxes per Boe (c)	4.67	4.51	3.96
Total lease operating expenses per Boe	23.63	24.30	22.58
General and administrative expenses (excluding unit-based compensation)	$11,227	$8,727	$8,069
Net (loss) income attributable to the partnership	$(25,011)	$76,432	$(73,003)
Net (loss) income per diluted limited partner unit	$(0.25)	$0.75	$(1.00)

Total production (MBoe)	3,098	2,453	2,166
Oil and NGL (MBoe)	1,888	1,287	973
Natural gas (MMcf)	7,258	6,994	7,161
Average daily production (Boe/d)	33,674	26,956	23,545
Sales volumes (MBoe)	3,027	2,528	2,219
Average realized sales price (per Boe) (a) (d)	$65.14	$58.98	$50.25
Oil and NGL (per Boe) (a) (d)	93.73	87.82	87.59
Natural gas (per Mcf) (d)	3.69	4.22	3.03

(a) Includes crude oil purchases.

(b) Includes lease operating expenses, district expenses, transportation expenses and processing fees.

(c) Includes ad valorem and severance taxes.

(d) Excludes the effect of commodity derivative settlements.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles (“non-GAAP”) measures to their nearest comparable generally accepted accounting principles (“GAAP”) measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts, and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used are “Adjusted EBITDA” and “distributable cash flow.” These non-GAAP financial measures should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. Management believes that these non-GAAP financial measures enhance comparability to prior periods.

Adjusted EBITDA is presented as management believes it provides additional information relative to the performance of the Partnership's business, such as our ability to meet our debt covenant compliance tests. Distributable cash flow is used by management as a tool to measure the cash distributions we could pay to our unitholders.  This financial measure indicates to investors whether or not we are generating cash flow at a level that can support our distribution rate to our unitholders. These non-GAAP financial measures may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA or distributable cash flow in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income and net cash flows from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30,		June 30,		September 30,
Thousands of dollars	2013		2013		2012 (a)

Reconciliation of net income (loss) to Adjusted EBITDA:

Net income (loss) attributable to the Partnership	$(25,011)		$76,432		$(73,003)

Loss (gain) on commodity derivative instruments	54,765		(66,993)		69,418
Commodity derivative instrument settlements (b) (c)	(6,323)		4,798		22,496
Depletion, depreciation and amortization expense	60,125		46,541		37,270
Interest expense and other financing costs	23,548		18,420		15,362
Loss on interest rate swaps (d)	-		-		242
Loss on sale of assets	77		71		68
Income tax expense (benefit)	24		574		(647)
Unit-based compensation expense (e)	4,889		4,989		5,652

Adjusted EBITDA	$112,094		$84,832		$76,858

Less:

Maintenance capital (f)	$25,782		$19,511		$17,677
Cash interest expense	21,748		17,072		15,173

Distributable cash flow available to common unitholders	$64,564		$48,249		$44,008

Distributable cash flow per common unit	$0.64		$0.48		$0.53
Common unit distribution coverage	1.3	x	1.0	x	1.1	x

Reconciliation of net cash flows from operating activities to Adjusted EBITDA:

Net cash provided by operating activities	$69,520		$38,570		$65,725

Increase (decrease) in assets net of liabilities relating to operating activities	20,663		29,074		(3,935)
Interest expense (d) (g)	21,721		17,062		15,133
Income from equity affiliates, net	121		(130)		(47)
Income taxes	69		256		(18)
Non-controlling interest	-		-		-

Adjusted EBITDA	$112,094		$84,832		$76,858

(a) Adjusted EBITDA for the three months ended September 30, 2012 was conformed to exclude $13.2 million related to "Net operating cash flow from acquisitions, effective date through closing date."

(b) Excludes pre-paid premiums, paid in 2012, related to crude oil derivatives that settled during the three months ended September 30, 2013, June 30, 2013, and September 30, 2012 of $1.2 million, $1.2 million and $0.3 million, respectively.

(c) For the three months ended September 30, 2013, June 30, 2013 and September 30, 2012, includes settlements received (paid) on crude oil derivatives of $(17.9) million, $(3.6) million and $2.0 million, respectively, and settlements received on natural gas derivatives of $11.6 million, $8.4 million and $20.5 million, respectively.

(d) The three months ended September 30, 2012 include settlements paid on interest rate derivatives of $0.8 million.

(e) Represents non-cash long-term unit-based incentive compensation expense.

(f) Maintenance Capital is management's estimate of the investment in capital projects and obligatory spending on existing facilities and operations needed to hold production flat year over year.

(g) Excludes amortization of debt issuance costs and amortization of senior note discount/premium.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of November 5, 2013. Please refer to the updated Commodity Price Protection Portfolio via our website for additional details related to our hedge portfolio.

	Year
	2013	2014	2015	2016	2017	2018
Oil Positions:
Fixed Price Swaps - NYMEX WTI
Hedged Volume (Bbls/d)	13,016	11,314	10,189	6,711	5,471	493
Average Price ($/Bbl)	$95.26	$93.67	$94.71	$86.97	$83.38	$82.20
Fixed Price Swaps - ICE Brent
Hedged Volume (Bbls/d)	4,200	4,800	3,300	4,300	298	-
Average Price ($/Bbl)	$97.57	$98.88	$97.73	$95.17	$97.50	$-
Collars - NYMEX WTI
Hedged Volume (Bbls/d)	500	1,000	1,000	-	-	-
Average Floor Price ($/Bbl)	$77.00	$90.00	$90.00	$-	$-	$-
Average Ceiling Price ($/Bbl)	$103.10	$112.00	$113.50	$-	$-	$-
Collars - ICE Brent
Hedged Volume (Bbls/d)	-	-	500	500	-	-
Average Floor Price ($/Bbl)	$-	$-	$90.00	$90.00	$-	$-
Average Ceiling Price ($/Bbl)	$-	$-	$109.50	$101.25	$-	$-
Puts - NYMEX WTI
Hedged Volume (Bbls/d)	1,000	500	500	1,000	-	-
Average Price ($/Bbl)	$90.00	$90.00	$90.00	$90.00	$-	$-
Total:
Hedged Volume (Bbls/d)	18,716	17,614	15,489	12,511	5,769	493
Average Price ($/Bbl)	$95.01	$94.78	$94.75	$90.15	$84.11	$82.20

Gas Positions:
Fixed Price Swaps - MichCon City-Gate
Hedged Volume (MMBtu/d)	37,000	7,500	7,500	17,000	10,000	-
Average Price ($/MMBtu)	$6.50	$6.00	$6.00	$4.46	$4.48	$-
Fixed Price Swaps - Henry Hub
Hedged Volume (MMBtu/d)	27,100	38,600	43,200	20,700	5,571	-
Average Price ($/MMBtu)	$4.68	$4.80	$4.83	$4.24	$4.51	$-
Puts - Henry Hub
Hedged Volume (MMBtu/d)	-	6,000	1,500	-	-	-
Average Price ($/MMBtu)	$-	$5.00	$5.00	$-	$-	$-
Total:
Hedged Volume (MMBtu/d)	64,100	52,100	52,200	37,700	15,571	-
Average Price ($/MMBtu)	$5.73	$4.99	$5.00	$4.34	$4.49	$-

Calls - Henry Hub
Hedged Volume (MMBtu/d)	30,000	15,000	-	-	-	-
Average Price ($/MMBtu)	$8.00	$9.00	$-	$-	$-	$-
Deferred Premium ($/MMBtu)	$0.08	$0.12	$-	$-	$-	$-

Premiums paid in 2012 related to oil and natural gas derivatives to be settled in the fourth quarter of 2013 and beyond are as follows:

	Year
Thousands of dollars	2013	2014	2015	2016	2017	2018

Oil	$1,233	$4,479	$4,683	$7,438	$734	$-
Natural gas	$-	$4,015	$1,989	$952	$-	$-

Other Information

The Partnership will host an investor conference call to discuss its results today at 10:00 a.m. (Pacific Time). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-539-3612 (international callers dial +1-719-457-2661) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through November 13, 2013 by dialing 877-870-5176 (international callers dial +1-858-384-5517) and entering replay PIN 5755701, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas master limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, Oklahoma, California, Texas, Florida, Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “believes,” “expect,” “future,” “impact,” “guidance,” “will be,” “will commence,” “future,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Balance Sheets

	September 30,	December 31,
Thousands	2013	2012
ASSETS
Current assets
Cash	$2,818	$4,507
Accounts and other receivables, net	115,931	67,862
Derivative instruments	16,558	34,018
Related party receivables	530	1,413
Inventory	11,118	3,086
Prepaid expenses	3,071	2,779
Intangibles, net	6,554	-
Total current assets	156,580	113,665
Equity investments	7,126	7,004
Property, plant and equipment
Oil and gas properties	4,409,806	3,363,946
Other assets	15,986	14,367
	4,425,792	3,378,313
Accumulated depletion and depreciation	(813,713)	(666,420)
Net property, plant and equipment	3,612,079	2,711,893
Other long-term assets
Intangibles, net	6,693	-
Derivative instruments	71,085	55,210
Other long-term assets	46,893	27,722

Total assets	$3,900,456	$2,915,494
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$50,653	$42,497
Derivative instruments	12,388	5,625
Revenue and royalties payable	26,576	22,262
Wages and salaries payable	12,154	10,857
Accrued interest payable	29,467	13,002
Accrued liabilities	36,645	20,997
Total current liabilities	167,883	115,240

Credit facility	1,090,000	345,000
Senior notes, net	755,699	755,696
Deferred income taxes	2,739	2,487
Asset retirement obligation	111,642	98,480
Derivative instruments	1,775	4,393
Other long-term liabilities	4,431	4,662
Total liabilities	2,134,169	1,325,958

Partners' equity	1,766,287	1,589,536

Total liabilities and equity	$3,900,456	$2,915,494

Common units outstanding	99,680	84,668

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Thousands of dollars, except per unit amounts	2013	2012	2013	2012

Revenues and other income items
Oil, natural gas and natural gas liquid sales	$197,413	$111,700	$467,061	$300,688
(Loss) gain on commodity derivative instruments, net	(54,765)	(69,418)	(11,948)	1,865
Other revenue, net	737	796	2,197	2,848
Total revenues and other income items	143,385	43,078	457,310	305,401
Operating costs and expenses
Operating costs	68,502	50,048	181,889	142,203
Depletion, depreciation and amortization	60,125	37,270	154,456	109,068
General and administrative expenses	16,116	13,721	44,695	40,321
Loss on sale of assets	77	68	139	222

Operating (loss) income	(1,435)	(58,029)	76,131	13,587

Interest expense, net of capitalized interest	23,548	15,362	60,387	43,231
Loss on interest rate swaps	-	242	-	926
Other expense (income), net	4	17	(5)	36
Total other expense	23,552	15,621	60,382	44,193

(Loss) income before taxes	(24,987)	(73,650)	15,749	(30,606)

Income tax expense (benefit)	24	(647)	628	(201)

Net (loss) income	(25,011)	(73,003)	15,121	(30,405)

Less: Net income attributable to noncontrolling interest	-	-	-	(62)

Net (loss) income attributable to the partnership	(25,011)	(73,003)	15,121	(30,467)

Basic net (loss) income per unit	$(0.25)	$(1.00)	$0.15	$(0.44)
Diluted net (loss) income per unit	$(0.25)	$(1.00)	$0.15	$(0.44)

BreitBurn Energy Partners L.P. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
Thousands of dollars	2013	2012

Cash flows from operating activities
Net income (loss)	$15,121	$(30,405)
Adjustments to reconcile net loss to cash flow from operating activities:
Depletion, depreciation and amortization	154,456	109,068
Unit-based compensation expense	14,700	16,855
Loss (gain) on derivative instruments	11,948	(939)
Derivative instrument settlements	3,633	62,877
Prepaid premiums on derivative instruments	-	(13,303)
Income from equity affiliates, net	(122)	356
Deferred income taxes	252	(503)
Loss on sale of assets	139	222
Other	3,989	3,366
Changes in assets and liabilities:
Accounts receivable and other assets	(62,882)	2,878
Inventory	(8,032)	1,208
Net change in related party receivables and payables	883	2,329
Accounts payable and other liabilities	32,857	12,267
Net cash provided by operating activities	166,942	166,276
Cash flows from investing activities
Property acquisitions	(861,601)	(313,404)
Capital expenditures	(191,472)	(77,699)
Proceeds from sale of assets	226	863
Net cash used in investing activities	(1,052,847)	(390,240)
Cash flows from financing activities
Issuance of common units	285,011	370,504
Distributions	(137,447)	(93,734)
Proceeds from issuance of long-term debt, net	1,381,000	1,066,885
Repayments of long-term debt	(636,000)	(1,109,000)
Change in book overdraft	(316)	(2,299)
Debt issuance costs	(8,032)	(9,346)
Net cash provided by financing activities	884,216	223,010
Decrease in cash	(1,689)	(954)
Cash beginning of period	4,507	5,328
Cash end of period	$2,818	$4,374

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